                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary proxy statement               COMMISSION ONLY, (AS PERMITTED
                                              BY RULE 14A-6(E)(2))

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         WESTERN WIRELESS CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         WESTERN WIRELESS CORPORATION
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

  (1)  Title of each class of securities to which transaction applies: N.A.

  (2)  Aggregate number of securities to which transaction applies: N.A.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N.A.

  (4)  Proposed maximum aggregate value of transaction: N.A.

  (5)  Total fee paid: N.A.

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount previously paid: N.A.

  (2)  Form, Schedule or Registration Statement no.: N.A.

  (3)  Filing party: N.A.

  (4)  Date filed: N.A.

                                                              [LOGO OF WESTERN
                                                                 (R) WIRELESS]
                              Seattle, Washington
                                April 15, 1998

Dear Shareholders:

  You are cordially invited to attend the Western Wireless Corporation Annual Meeting of Shareholders to be held on Thursday, May 21, 1998 at 9:00 a.m. (Pacific daylight time) at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington 98112. Directions to The Museum of History and Industry are included with this Notice of Annual Meeting and Proxy Statement.

  The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Western Wireless' operations and respond to questions you may have.

  YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO VOTE YOUR SHARES IN PERSON.

                                          Very truly yours,

                                          /s/ John W. Stanton

                                          John W. Stanton
                                          Chairman and
                                          Chief Executive Officer

                         WESTERN WIRELESS CORPORATION
                           2001 N.W. SAMMAMISH ROAD
                          ISSAQUAH, WASHINGTON 98027

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1998

To the Shareholders:

  The Annual Meeting of the Shareholders of Western Wireless Corporation, a Washington corporation, will be held at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington 98112, on Wednesday, May 21, 1998, at 9:00 a.m. (Pacific daylight time) for the following purposes:

  1. To elect six directors to serve until the Annual Meeting of Shareholders for 1999 and until their respective successors are elected and qualified;

  2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 1, 1998 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

  The Company's Proxy Statement is submitted herewith. Financial and other information concerning the Company is contained in the enclosed Annual Report for the year ended December 31, 1997.

                                    By Order of the Board of Directors
                                    /s/ Alan R. Bender
                                    Alan R. Bender
                                    Secretary

Issaquah, Washington
April 15, 1998

                            YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.

                         WESTERN WIRELESS CORPORATION
                           2001 N.W. SAMMAMISH ROAD
                          ISSAQUAH, WASHINGTON 98027

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1998

  This Proxy Statement is furnished by the Board of Directors of Western Wireless Corporation, a Washington corporation (the "Company" or "Western Wireless"), to the holders of Class A Common Stock, no par value per share, of the Company (the "Class A Common Stock"), and to the holders of Class B Common Stock, no par value per share, of the Company (the "Class B Common Stock," and, together with the Class A Common Stock, the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company for 1998 (the "Annual Meeting"), to be held at 9:00 a.m. (Pacific daylight time) on Thursday, May 21, 1998, at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington 98112, and at any adjournment thereof. Directions to The Museum of History and Industry are provided at the end of this Proxy Statement.

  A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted for the election of the directors recommended by the Board of Directors, the ratification of the selection by the Board of Directors of the Company's independent auditors, and, at the discretion of the named proxies, on other matters properly brought before the Annual Meeting.

  The presence in person or by proxy of holders of record of a majority of the total number of votes attributable to all shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Bylaws, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a Director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, an abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Proxies and ballots will be received and tabulated by Chemical Mellon Shareholder Services, the Company's transfer agent.

  This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 15, 1998.

  The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers, and other employees of the Company, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

  At April 1, 1998, the Company had outstanding 22,875,201 shares of Class A Common Stock and 52,944,762 shares of Class B Common Stock, and there were no shares of any other class of stock outstanding. Each share of Class A Common Stock entitles the holder thereof to one vote, and each share of Class B Common Stock entitles the holder thereof to ten votes. Only shareholders of record at the close of business on April 1, 1998, will be entitled to notice of, and to vote at, the Annual Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 31, 1998, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially 5% or more of either class of Common Stock; (ii) each Named Executive Officer (as defined under "Executive Compensation" below); (iii) each director and nominees for director of the Company; and (iv) all directors and officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable, and the information contained in the notes to the table. The Company has been provided such information by its directors, nominees for directors, and executive officers.

                                                                PERCENTAGE
                           SHARES BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED
                          ------------------------------- -----------------------
    NAME AND ADDRESS      A SHARES   B SHARES    TOTAL    A SHARES B SHARES TOTAL
    ----------------      --------- ---------- ---------- -------- -------- -----
Hellman &
 Friedman(2)(5).........          0 25,163,997 25,163,997      0%    47.5%  33.2%
(Hellman & Friedman
 Capital Partners II,
 L.P.;
H&F Orchard Partners,
 L.P.;
and H&F International
 Partners, L.P.)
One Maritime Plaza, 12th
 Floor
San Francisco, CA 94111
The Goldman Sachs Group,
L.P.
and related investors
(3)(5)..................          0 12,099,029 12,099,029      0%    22.8%  16.0%
85 Broad Street, 19th
 Floor
New York, NY 10004
John W. Stanton and
Theresa E.
Gillespie(4)(5)(6)......    262,174  6,207,799  6,469,973    1.1%    11.7%   8.5%
2001 NW Sammamish Road
Issaquah, WA 98027
Hutchison
Telecommunications (USA)
Ltd.....................  3,888,888          0  3,888,888   17.0%       0%   5.1%
22nd Floor, Hutchison
10 Harcourt Road
Hong Kong
Providence Media
 Partners L.P.(5).......          0  3,886,591  3,886,591      0%     7.3%   5.1%
c/o Providence Ventures,
 Inc.
900 Fleet Center
50 Kennedy Plaza
Providence, RI 02903
Franklin Resources,
 Inc....................  1,781,070          0  1,781,070    7.8%       0%   2.4%
777 Mariners Island
 Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777
Media Communications
 Entities(11)...........  1,316,572  1,075,437  2,392,009    5.8%     2.0%   3.2%
75 State Street
Boston, MA 02109
Donald Guthrie(6).......    168,713     90,117    258,830      *        *      *
Robert A. Stapleton(6)..    561,000     10,187    571,187    2.5%       *      *
Mikal J. Thomsen(6)(7)..    240,969    309,973    550,942    1.1%       *      *
Alan R. Bender(6).......    226,850     23,517    250,367      *        *      *
Cregg B. Baumbaugh(6)...    184,250     18,290    202,540      *        *      *
John L. Bunce, Jr.(8)...          0 25,163,997 25,163,997      0%    47.5%  33.2%
Mitchell R. Cohen(8)....          0 25,163,997 25,163,997      0%    47.5%  33.2%
Daniel J. Evans(6)......      1,250          0      1,250      *        0%     *
Jonathan M. Nelson(9)...      6,000  3,886,591  3,892,591      *      7.3%   5.1%
Terence M. O'Toole(10)..          0 12,099,029 12,099,029      0%    22.8%  16.0%
All directors and
executive officers as a
group (13 persons)(6)...  1,670,731 47,637,016 49,307,747    7.3%    90.0%  65.0%

----------
  * Less than 1% of the outstanding shares of Common Stock.

 (1) Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

 (2) The sole general partner of each of Hellman & Friedman Capital Partners
     II. L.P. ("HFCP"), H&F Orchard Partners, L.P. ("HFOP"), and H&F International Partners, L.P. ("HFIP") (the "H&F Investment Partnerships") is Hellman & Friedman Investors, L.P. ("Investors"). The sole general partner of Investors is Hellman & Friedman Investors, Inc. ("H&F Inc."). HFCP owns of record 22,727,539 shares of Class B Common Stock, HFOP owns of record 2,033,024 shares of Class B Common Stock, and HFIP owns of record 403,434 shares of Class B Common Stock. The sole shareholder of H&F Inc. is the Hellman Family Revocable Trust (the "Trust"). The H&F Investment Partnerships are California limited partnerships. The principal business of each of such partnerships is to make strategic investments in a variety of special situations, including restructurings, recapitalizations and buyouts. Warren Hellman is a trustee of the Trust. Mr. Hellman is a citizen of the United States.

 (3) Consists of (i) 11,096,078 shares of Class B Common Stock held of record by GS Capital Partners, L.P. ("GS Capital"), (ii) 580,813 shares of Class B Common Stock held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 337,163 shares of Class B Common Stock held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 84,975 shares of Class B Common Stock held of record by The Goldman Sachs Group, L.P. ("GS Group," and, with GS Capital, Stone Street and Bridge Street, the "Goldman Sachs Entities"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The amounts in the table do not include (i) 2,000 shares of Class A Common Stock (or less than 1% of the total number of outstanding shares of Class A Common Stock) owned by Goldman, Sachs & Co. as of February 28, 1998, which were acquired in the ordinary course of market-making transactions or (ii) 203,143 shares of Class A Common Stock (or less than 1% of the total number of outstanding shares of Class A Common stock) held in managed accounts (the "Managed Accounts") as of February 28, 1998, for which Goldman, Sachs & Co. exercises voting or investment authority, or both. GS Group disclaims beneficial ownership of the shares held in the Managed Accounts.

 (4) Includes (i) 1,686,069 shares of Class B Common Stock held of record by PN Cellular, Inc. ("PN Cellular"), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 1,274,520 shares of Class B Common Stock held of record by Stanton Communications Corporation ("SCC"), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 55,000 shares of Class A Common Stock and 3,087,774 shares of Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as tenants in common, (iv) 5,000 shares of Class A Common stock and 159,437 shares of Class B Common Stock held of record by The Stanton Family Trust; and (v) 60,000 shares and 5,000 shares of Class A Common Stock held by record by each of Mr. Stanton and Ms. Gillespie, respectively, pursuant to the Company's 1997 Executive Restricted Stock Plan. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record of PN Cellular, SCC and The Stanton Family Trust. Mr. Stanton, Ms. Gillespie, PN Cellular, SCC and The Stanton Family Trust are referred to collectively as the "Stanton Entities."

 (5) Parties or affiliates of parties to the Shareholders Agreement, which provides that the parties thereto will vote their shares of Common Stock in favor of the election as directors of the Company the Chief Executive Officer of the Company, one person designated by Stanton and Providence Media Partners L.P. ("Providence"), one person designated by Goldman, Sachs & Co. ("Goldman Sachs"), two persons designated by the H&F Investment Partnerships and one person selected by a majority of such designated persons, subject to the ownership requirements set forth therein. See "Certain Transactions."

 (6) Includes aggregate exercisable options, within 60 days of March 2, 1998, to purchase Class A Common Stock; does not include unexercisable options. May include stock jointly or separately owned with or by spouse.

 (7) Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with Lynn C. Thomsen, his wife, except for shares issued or issuable upon the exercise of stock options. Includes 172,484 shares of Class B Common Stock beneficially owned by Mr. Thomsen through his ownership of approximately 10.2% of PN Cellular. Mr. Thomsen does not have voting control over such shares.

 (8) Mr. Bunce and Mr. Cohen are members of a limited liability company which is a limited partner of Investors. Investors, H&F Inc., the Trust and Messrs. Hellman, Bunce and Cohen exercise, directly or indirectly, voting and investment discretion with respect to the shares held by the H&F Investment Partnerships and could be deemed to beneficially own such shares, but each of them disclaims such beneficial ownership except to the extent of their respective indirect pecuniary interest in such shares.

 (9) Mr. Nelson may be deemed to be the owner of the 3,886,591 shares of Class B Common Stock owned by Providence, as he is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence. Mr. Nelson disclaims beneficial ownership of shares held by Providence to the extent interests in Providence are held by persons other than Mr. Nelson.

(10) Mr. O'Toole, who is a managing director of Goldman Sachs, disclaims beneficial ownership of shares which may be deemed to be beneficially owned by GS Group.

(11) Consists of shares held by Media Communications Partners II Limited Partnership and Media Communications Investors Limited Partnership. Media Communications Parters II Limited Partnership owns of record 1,242,784 shares of Class A Common Stock and 1,026,869 shares of Class B Common Stock. Media Communications Investors Limited Partnership owns of record 73,788 of Class A Common Stock and 48,568 shares of Class B Common Stock.

1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

  As of March 2, 1998, the Company's Board of Directors consisted of six members. At each annual meeting, directors are to be elected to serve for a term of one year and until their respective successors have been elected and qualified. The terms of office of the Company's current directors are scheduled to expire at the Annual Meeting.

  At the Annual Meeting, shareholders will elect six directors to serve until the Annual Meeting and until his successor is elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of Mr. John W. Stanton, Mr. John L. Bunce, Jr., Mr. Mitchell R. Cohen, Mr. Daniel J. Evans, Mr. Jonathan M. Nelson and Mr. Terence M. O'Toole to serve as directors of the Company. In the event that Mr. Stanton, Mr. Bunce, Mr. Cohen, Mr. Evans, Mr. Nelson or Mr. O'Toole should become unavailable for election to the Board of Directors for any reason, the persons named in the proxy have discretionary authority to vote the proxies for the election of other nominees to be designated to fill each such vacancy by the Board of Directors of the Company.

INFORMATION ABOUT THE NOMINEES

  John W. Stanton, 42, has been a director, Chairman of the Board and Chief Executive Officer of the Company since its formation in July 1994. Mr. Stanton has been Chief Executive Officer of General Cellular Corporation, a wholly-owned subsidiary of the Company ("GCC") since March 1992, and was Chairman of the Board of GCC from March 1992 to December 1995. Mr. Stanton has served as Chairman of the Board and Chief Executive Officer of PN Cellular, Inc. since its formation in October 1992. Mr. Stanton served as a director of McCaw Cellular Communications, Inc. ("McCaw") from 1986 to 1994, and as a director of LIN Broadcasting Corporation from 1990 to 1994, during which time it was a publicly traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw, serving as Vice-Chairman of the Board of McCaw from 1988 to September 1991 and as Chief Operating Officer of McCaw from 1985 to 1988. Mr. Stanton is also a member of the Board of Directors of each of Advanced Digital Information Corporation, Columbia Sportswear, Inc., and SmarTone (Hong Kong). In addition, Mr. Stanton is a trustee of Whitman College, a private college. Mr. Stanton is currently First Vice Chairman of the Cellular Telecommunications Industry Association. Mr. Stanton is married to Ms. Gillespie.

  John L. Bunce, Jr., 39, has been a director of the Company since its formation in July 1994. Mr. Bunce was a director of GCC from March 1992 to December 1995. Mr. Bunce is a Managing Director of Hellman & Friedman L.L.C., a private investment firm. Mr. Bunce currently is a director of MobileMedia Corporation, Falcon Cable TV, Young & Rubicam and several other privately held companies.

  Mitchell R. Cohen, 34, has been a director of the Company since its formation in July 1994. Mr. Cohen was a director of GCC from March 1992 to December 1995. Mr. Cohen is a Managing Director of Hellman & Friedman L.L.C., having joined Hellman & Friedman as an associate in July 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc. Mr. Cohen currently is a director of Advanstar Communications and MobileMedia Corporation.

  Daniel J. Evans, 72, is the Chairman of Daniel J. Evans Associates, a consulting firm. From 1965 through 1977, Mr. Evans was Governor of the State of Washington. In 1983 he was appointed and then elected to the United States Senate to fill the seat of the late Senator Henry M. Jackson. He serves as a director of Flow International Corporation, Puget Sound Energy, and Tera Computer Company, and is a member of the Board of Regents of the University of Washington.

  Jonathan M. Nelson, 41, has been a director of the Company since its formation in July 1994. Mr. Nelson is President and CEO of Providence Equity Partners Inc. (investment advisor) since its inception in 1995 and a Member of Providence Equity Partners LLC which is the general partner of Providence Equity Partners L.P. and Providence Equity Partners II L.P. He is also Co-Chairman of Providence Ventures Inc. (investment advisor) since its inception in 1990. He is a managing general partner of Providence Ventures LP which is the general partner of the general partner of Providence Media Partners L.P. (a venture capital fund). Mr. Nelson is currently a director of Wellman, Inc., MetroNet Communications Corporation, and several privately held companies.

  Terence M. O'Toole, 39, has been a director of the Company since its formation in July 1994. Mr. O'Toole joined Goldman Sachs & Co. ("Goldman Sachs") in 1983 and became a Vice President in April 1988, a general partner in November 1992, and a Managing Director in 1996. He is currently a director of Amscan Holdings, Inc., Insilco Corporation and AMF Bowling, Inc., as well as several privately held companies.

COMMITTEES

  The Company's Board of Directors has standing Executive, Compensation, Nominating and Audit Committees. The members of each Committee and the functions performed thereby are described below:

  Executive Committee. The Executive Committee is comprised of Messrs. Stanton, Bunce and O'Toole. The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the Articles of Incorporation or the Bylaws of the Company, adopting an agreement of merger or consolidation for the Company and recommending to the shareholders of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company.

  Compensation Committee. During 1997, the Compensation Committee was comprised of Messrs. Cohen, Evans and Nelson. The Compensation Committee reviews current remuneration of the directors and of the executive officers of the Company and makes recommendations to the Board of Directors regarding appropriate periodic adjustment of such amounts. The Compensation Committee also makes all determinations concerning the Company's grants of stock options and restricted stock offers and awards to officers and employees of the Company who are eligible for such options under each of the Company's 1994 Management Incentive Stock Option Plan and its 1997 Executive Restricted Stock Plan.

  Nominating Committee. During 1997, the Nominating Committee was comprised of Messrs. O'Toole and Bunce. The Nominating Committee reviews nominations and makes recommendations to the Board of Directors on Board of Director appointments.

  Audit Committee. During 1997, the Audit Committee was comprised of Messrs. Cohen and Nelson. The Audit Committee reviews the planned scope of the services of the Company's independent auditors; reviews financial statements and the auditors' opinion letter; recommends the independent auditors for the following fiscal year; reviews the recommendations of the independent auditors relating to accounting, internal controls, and other matters; and reviews internal controls and accounting procedures with the Company's financial staff.

  During 1997, the Executive Committee did not meet, the Compensation Committee met three times, the Audit Committee met two times, the Nominating Committee met one time, and the entire Board of Directors met four times. Each director attended at least 75 percent of all Board meetings and meetings of Committees on which they served during the periods they served.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

  The following table summarizes the compensation for services rendered during 1997, 1996 and 1995 for the Company's Chief Executive Officer and its next four most highly compensated executive officers (collectively referred to herein as the "Named Executive Officers").

                                                                LONG-TERM COMPENSATION AWARDS
                              ANNUAL COMPENSATION               -------------------------------------------
       NAME AND          ------------------------------         RESTRICTED STOCK     ALL OTHER
  PRINCIPAL POSITION     FISCAL YEAR SALARY($) BONUS($) OPTIONS     AWARDS(1)    COMPENSATION($)(2)
  ------------------     ----------- --------- -------- ------- ---------------- ------------------
John W. Stanton             1997     $187,083  $300,000       0     $416,250          $292,000
Chairman and Chief          1996      180,000   270,000       0            0             4,500
Executive Officer           1995      120,000   180,000       0            0             4,500

Robert A. Stapleton         1997      157,083   125,000       0      208,125           147,125
President                   1996      150,000   120,000  75,000            0             4,500
                            1995      139,461   100,000 139,500            0             4,500

Donald Guthrie              1997      157,083   115,000       0      208,125           147,125
Vice Chairman and           1996      150,000    80,000 145,250            0               563
Chief Financial Officer     1995       18,750         0  93,000            0                 0

Mikal J. Thomsen            1997      147,081   110,000       0      208,125           147,125
Chief Operating Officer     1996      140,000    90,000  60,000            0             4,500
                            1995      134,375    65,000 124,000            0             4,500

Alan R. Bender,             1997      137,091   100,000       0      138,750            98,800
Sr. Vice President,         1996      130,000    96,000  40,000            0             4,500
General Counsel, and        1995      124,000    72,000  77,500            0             4,500
Secretary

Cregg B. Baumbaugh          1997      137,091   100,000       0      138,750            98,800
Sr. Vice President/         1996      130,000    96,000  40,000            0             4,500
Corporate Development       1995      124,000    72,000  77,500            0             4,500

----------

(1) The Company granted 30,000, 15,000, 15,000, 15,000 10,000 and 10,000 Class
    A Common shares, respectively, on January 1, 1997, pursuant to the Executive Restricted Stock Plan. The Company recorded deferred compensation based upon the market value of the Class A Common stock at January 1, 1997, and the price at which the Executive Restricted Stock Plan shares were granted. One third of the shares became unrestricted in 1997 when the Company achieved a predetermined level of cash flow from cellular operations. The remaining two thirds are restricted until other predetermined performance goals are met, including achieving a predetermined level of subscribers, and achieving a predetermined level of cash flow from combined cellular and PCS operations.

(2) The Company made payments to cover the taxes related to the grant of restricted shares and paid matching contributions to the Company's 401(k) Profit Sharing Plan and Trust.

GRANTS OF STOCK OPTIONS

  No stock options were granted during 1997 to any of the Named Executive Officers. The Named Executive Officers, other than Mr. Stanton, have been granted stock options for the period commencing January 1, 1998.

EXERCISES OF STOCK OPTIONS

  The following table provides information on option exercises in 1997 by the Named Executive Officers and the value of such officers' unexercised options on December 31, 1997.

                                                    NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                           SHARES                     OPTIONS AT FISCAL       THE-MONEY OPTIONS AT
                         ACQUIRED ON                   YEAR-END(#)(1)          FISCAL YEAR-END ($)
                          EXERCISE      VALUE     ------------------------- -------------------------
          NAME               (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
John W. Stanton.........        0      $      0           0            0    $        0   $        0
Robert A. Stapleton.....        0                   531,000      126,000     6,002,920      629,741
Donald Guthrie..........        0             0     104,901      134,124     1,042,775    1,139,629
Mikal J. Thomsen........        0             0     185,500      107,000     1,266,928      541,520
Alan R. Bender..........        0             0     206,850       68,750     2,014,323      345,294
Cregg B. Baumbaugh......   12,000       176,952     191,750       68,750     1,830,329      345,294

COMPENSATION OF DIRECTORS

  With the exception of Mr. Daniel J. Evans, directors of the Company receive no compensation for serving on the Board. Also, with the exception of Mr. Evans, directors are not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. Mr. Evans receives $6,000 per quarter and $1,500 for each Board meeting he attends. Mr. Evans also received a stock option grant for 5,000 shares of Class A common stock, which option vests annually over a four-year period.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of Messrs. Stanton, Guthrie, Stapleton, Thomsen, Bender and Baumbaugh, pursuant to which such persons employment by the Company may be terminated by the Company at any time, with or without cause (as such term is defined in the agreements). The agreements provide for initial annual base compensation of $180,000, $150,000, $150,000, $140,000, $130,000 and $130,000, respectively (which such annual base compensation has been subsequently adjusted by the Board of Directors to ($195,000, $168,000, $168,000, $158,000, $147,500 and $147,500, respectively), and provide each executive officer an opportunity to earn an annual bonus, as determined by the Board of Directors of the Company, targeted at 100%, 70%, 70%, 60%, 60% and 60%, respectively, of such person's base compensation. Each such agreement provides, that, in the event of an involuntary termination (as defined therein) for other than cause (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive's then base compensation, and an amount equal to 12 months of such executive's existing annual targeted incentive bonus, (2) the Company will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Mr. Stapleton's agreement provides for an immediate vesting of all options upon his involuntary termination for other than cause. Among other things, an executive officer's death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each agreement provides for full vesting of all stock options granted upon a change of control (as such term is in the stock option agreements with the executive officer) of the Company.

  Pursuant to each such employment agreement, the Company has entered into an indemnification agreement with such executive officer pursuant to which the Company will agree to indemnify the executive officer against certain liabilities arising by reason of the executive officer's affiliation with the Company. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer's employment with the Company and for one year following the termination of such executive officer's employment with the Company for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of the Company and which competes within the applicable commercial mobile radio services markets serviced by the Company. Mr. Stanton's agreement provides that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board was formed in July 1994. None of the members was at any time during 1997, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

  The Compensation Committee is responsible for setting policy and the oversight of executive compensation. The Compensation Committee believes that the actions of each executive officer has the potential to affect the short-term and long-term performance of the Company. Consequently, the Compensation Committee places considerable importance on its task of designing and overseeing the executive compensation program. The Compensation Committee annually reviews the compensation programs of peer and competing companies to assess the competitiveness of its compensation.

  Philosophy and Objectives for Executive Compensation. The purpose of the Company's executive compensation program is to: (i) increase shareholder value, (ii) improve the overall performance of the Company and (iii) attract, motivate, reward and retain key executives.

  The Compensation Committee believes that the Company's executive compensation should reflect each executive officer's qualifications, experience, role and performance achievements and the Company's performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the wireless and telecommunications industry group, considering compensation practices, organization and performance of other companies. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. Total cash compensation (base salary plus annual cash incentives) and total direct compensation (base salary plus annual cash incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by the Company and its executives. Within this overall philosophy, the Compensation Committee's specific objectives

----------
* The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise by deemed filed under the Acts.

are to: (i) offer compensation which is competitive with other well-managed wireless and telecommunications companies and reward superior performance with enhanced levels of compensation; and (ii) provide variable compensation awards that are based on the Company's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.

  Components of Executive Compensation. The three primary components of executive compensation are: (i) base salary, (ii) cash bonuses and (iii) long-term incentive awards.

  Base Salary. Executive officers' base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace. Marketplace levels of compensation are determined using compensation surveys which reflect the relevant segments of the market and include some of the companies which are included in the Company's peer group as reflected in the Performance Graph, and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of each executive officer's ongoing role, his or her job performance and marketplace competitiveness.

  Cash Bonuses. Awards under the bonus plan are based on the achievement of operating cash flow targets and specific objective performance goals. These goals are set for a one-year period. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The Chief Executive Officer recommends bonuses to the Compensation Committee for executive officers other than himself. Awards earned under the plan are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Bonus payments are presented in the Summary of Compensation Table under the heading "Bonus."

  Long-Term Incentive Compensation. Long-term incentives are provided in the stock options granted under the Management Incentive Stock Option Plan and restricted stock granted under the Executive Restricted Stock Plan. The restricted stock grants listed in the Summary of Compensation Table above reflect grants made to the Named Executive Officers made in the calendar year 1997. Those grants were based on the recommendations of the Chief Executive Officer (other than with respect to himself).

  Chief Executive Officer Compensation. The executive compensation policy described above is applied in setting the Chief Executive Officer's compensation. Mr. Stanton participated in the same base salary and cash bonus compensation plans available to the Company's other executive officers. In 1997, Mr. Stanton earned a base salary of $187,000. Mr. Stanton's bonus was determined on the basis of the Company's operating results versus established goals and other objectives. During 1997, under Mr. Stanton's leadership, the Company successfully achieved the following key goals and objectives. The Company grew its cellular business at a rate above industry averages and Board of Directors' target levels. The Company commenced operations in additional personal communications systems ("PCS") systems, and rapidly grew its PCS subscriber base. The Company successfully secured financing of its PCS subsidiary in a strategic alliance with a subsidiary of Hutchison Whampoa. In addition, the Company won international licenses through its international subsidiary. Finally, Mr. Stanton retained all of the Company's key executives. The Compensation Committee determined that an annual bonus of $300,000 (approximately 160% of his base salary) has been earned. Mr. Stanton is a large shareholder of the Company and has, to date, declined to participate in the Company's Management Incentive Stock Option Plan. In 1997 the Company created the Executive Restricted Stock Plan with specific performance based milestones as the basis for earning grants of the Company's shares. Mr. Stanton received a grant of 30,000 shares of restricted stock in 1997. Under the program one third of the shares vest based on each of three milestones associated with certain targets related to growth and financial performance. The Company also pays taxes for all participants in that plan related to the grant at the time of the award, which payment is reflected in the Summary of Compensation Table above.

  Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

  Summary. The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the executive management team to continue to produce strong results. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on enhancement of shareholder value.

                                          Respectfully submitted,

                                          Compensation Committee

                                          Mitchell R. Cohen
                                          Daniel J. Evans
                                          Jonathan M. Nelson

PERFORMANCE GRAPH

  The following graph depicts the Company's Class A Common Stock price performance from May 29, 1996 (the date on which quotations for the Class A Common Stock first appeared on the NASDAQ National Market) through December 31, 1997, relative to the performance of the NASDAQ and the NASDAQ TELECOM. All indices shown in the graph have been reset to a base of 100 as of May 22, 1996, and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. The Company has not paid cash dividends on its Common Stock. The chart set forth below was prepared by the Company.

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                          NASDAQ                                  NASDAQ
(Fiscal Year Covered)        NASDAQ         TELECOM      WWCA        NASDAQ         TELECOM      WWCA
-------------------          ------         -------      ------      ------         -------      ------
Measurement Pt-05/22/96      $100.00        $100.00      $100.00     411.103         633.090     23.500
FYE 05/31/96                 $ 99.70        $100.17      $104.26     409.872         634.158     24.500
FYE 06/28/96                 $ 95.21        $ 97.19      $ 90.96     391.401         615.283     21.375
FYE 07/31/96                 $ 86.73        $ 84.65      $ 66.49     356.543         535.907     15.625
FYE 08/30/96                 $ 91.59        $ 88.73      $ 74.47     376.521         561.731     17.500
FYE 09/30/96                 $ 98.60        $ 91.42      $ 72.34     405.339         578.783     17.000
FYE 10/31/96                 $ 97.52        $ 87.72      $ 70.21     400.897         555.346     16.500
FYE 11/29/96                 $103.56        $ 89.16      $ 59.57     425.742         564.460     14.000
FYE 12/31/96                 $103.44        $ 91.58      $ 59.04     425.258         579.777     13.875
FYE 01/31/97                 $110.84        $ 93.83      $ 63.83     455.675         594.035     15.000
FYE 02/28/97                 $104.71        $ 91.24      $ 60.11     430.483         577.616     14.125
FYE 03/31/97                 $ 97.88        $ 85.15      $ 53.19     402.381         539.051     12.500
FYE 04/30/97                 $100.94        $ 88.38      $ 43.62     414.961         559.543     10.250
FYE 05/30/97                 $112.38        $ 99.34      $ 56.91     462.008         628.880     13.375
FYE 06/30/97                 $115.82        $106.88      $ 67.55     476.138         676.660     15.875
FYE 07/31/97                 $128.04        $113.61      $ 64.10     526.396         719.228     15.063
FYE 08/29/97                 $127.85        $109.79      $ 64.10     525.593         695.051     15.063
FYE 09/30/97                 $135.41        $124.07      $ 79.79     556.679         785.506     18.750
FYE 10/31/97                 $128.37        $127.69      $ 76.06     527.744         808.422     17.875
FYE 11/28/97                 $129.01        $128.58      $ 79.26     530.354         814.024     18.625
FYE 12/31/97                 $126.99        $135.31      $ 73.94     522.072         856.655     17.375


CERTAIN TRANSACTIONS

  The Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence are parties to a Shareholders Agreement, which, with respect to election of directors of the Company, provides that each of the Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence shall vote their shares of Common Stock to elect a Board of Directors which will include (but not necessarily be limited to) the following six members: (i) the Chief Executive Officer of the Company, (ii) so long as the Hellman & Friedman Entities beneficially own at least (A) 15% of the total voting power (as defined in the Shareholders Agreement) of the Company, two persons designated by the Hellman & Friedman Entities or (B) 7 1/2% of the total voting power of the Company, one person designated by the Hellman & Friedman Entities, (iii) so long as the Goldman Sachs Entities beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by the Goldman Sachs Entities, (iv) so long as the Stanton Entities and Providence collectively beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by majority vote of the Stanton Entities and Providence (such designee being in addition to Mr. Stanton if he is then serving on the Board of Directors by reason of being the Chief Executive Officer of the Company); the Stanton Entities agreed that so long as Mr. Stanton is serving as Chief Executive and Providence owns at least 75% of the shares of Common Stock it beneficially owns at the date of execution of the Shareholders Agreement, the Stanton Entities shall vote their shares of Common Stock for one member of the Board of Directors designated by Providence; and (v) one member of the Board of Directors of the Company selected by a majority of the persons selected as described above. The Shareholders Agreement further provides that so long as the Hellman & Friedman Entities hold shares of Common Stock having voting power (as defined in the Shareholders Agreement) in excess of 49.9% of the total voting power, then for so long as the Hellman & Friedman Entities hold shares of Common Stock having voting power in excess of the aforesaid percentage, it shall abstain from voting that number of shares of Common Stock, which gives it more votes than the aforesaid percentage. Such agreement has a term of 10 years. The Goldman Sachs Entities are also limited in their voting power to provisions of the Company's Articles of Incorporation.

  An affiliate of the Goldman Sachs Entities is a member of the syndicate of lenders pursuant to a credit facility (the "Credit Facility") providing the Company $950 million of revolving credit and a $300 million term loan, and has committed to lend to the Company up to the aggregate principal amount of $10 million.

  Goldman Sachs served as a consultant in the investment of $248 million by an affiliate of Hutchison Telecommunications Limited through the private placement of 2,484 shares of common stock of Western PCS Corporation, a subsidiary of the Company, in February, 1998, and the Company is obligated to pay customary fees for services therefor.

  Goldman Sachs has agreed to reimburse the Company for certain expenses incurred by the Company in connection with the preparation and maintenance of a current prospectus as part of Goldman Sachs' market making activities, including certain legal, printing and accounting fees. As of December 31, 1997, there was approximately $95,000 for such expenses outstanding and due the Company from Goldman Sachs.

  The Company believes that the foregoing transactions were on terms as fair to the Company as those which would have been available in arm's-length negotiations. The Credit Facility, a $300 million credit facility that a subsidiary of the Company has with Northern Telecom Inc., indentures pursuant to which the Company has issued subordinated debt, and the Washington Business Corporation Act contain provisions which limit the terms on which the Company may enter into transactions with its affiliates.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company ("Forms 4"). Officers, directors, and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 1997.

2. RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors will request that the shareholders ratify its selection of Arthur Anderson LLP, independent auditors, to examine the consolidated financial statements of Western Wireless for the year ending December 31, 1998. Arthur Anderson LLP examined the consolidated financial statements of the Company for the year ended December 31, 1997. Representatives of Arthur Anderson LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by shareholders. The affirmative vote of a majority of the total number of votes attributable to all shares represented at the meeting is required for the ratification of the Board's selection of Arthur Anderson LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSON LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

  Shareholder proposals to be presented at the Company's next Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company at its executive offices no later than December 28, 1998.

                                OTHER BUSINESS

  It is not intended by the Board of Directors to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                                    WESTERN WIRELESS
                                    By Order of the Board of Directors

                                    /s/ Alan R. Bender
                                    Alan R. Bender
                                    Secretary

Issaquah, Washington
April 15, 1998

                                REPORT AVAILABLE

  A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon request to:

                               Investor Relations
                          Western Wireless Corporation
                            2001 N.W. Sammamish Road
                           Issaquah, Washington 98027
                                 (425) 313-5200

[LOGO OF MUSEUM OF HISTORY AND INDUSTRY]

                                 DIRECTIONS TO
                       THE MUSEUM OF HISTORY AND INDUSTRY
                             2700 24TH AVENUE EAST
                           SEATTLE, WASHINGTON 98112
                                 (206) 324-1126

      FROM SEA-TAC AIRPORT, DOWNTOWN SEATTLE HOTELS AND CONVENTION CENTER
                            TAKE INTERSTATE 5 NORTH

              Take the Bellevue-Kirkland/State Route 520 exit (168-B)
              Stay in the far right lane.
              Take the Montlake Boulevard exit.
              After the stop light, go straight 1 block to 24th Avenue East. Turn left onto 24th Avenue East and into the Museum parking lot.

          FROM BELLEVUE AND THE EASTSIDE, HOTELS AND CONVENTION CENTER
                        TAKE WEST-BOUND STATE ROUTE 520

              Take the Lake Washington Boulevard exit.
              This exit winds over State Route 520.
              Turn right at the stop sign onto Lake Washington Boulevard. Turn right onto 24th Avenue East and into the Museum parking lot.

  VISITOR INFORMATION: Open daily Tuesday through Saturday from 11:00 am to 5:00 pm, Saturday and Sunday 10:00 am to 5:00 pm. Closed Mondays, except holidays. The Montlake Bus Station is just one block from the museum with 29 bus routes available including 25, 43, 44, 46, 48, 65, 251, 253, 254, 266, 272, 273 and 274. Call Metro Rider at 553-3000 for
  more information.

                                  CAB SERVICE:
                              Yellow Cab: 622-6500
                              Orange Cab: 522-8800

PROXY

                         WESTERN WIRELESS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Western Wireless Corporation (the "Company"), and the related Proxy Statement dated April 15, 1998 hereby appoints John W. Stanton and Alan R. Bender, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 21, 1998, and any adjournments thereof, and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposal 2 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                           Please mark [x]
                                                           your votes
                                                           as indicated


1. ELECTION OF DIRECTORS

                     WITHHOLD
              authority to vote for all
                  nominees named
     FOR               below
     [_]                [_]

   John W. Stanton, John L. Bunce, Jr.,
   Mitchell L. Cohen, Daniel J. Evans,
   Jonathan M. Nelson, and Terence M.
   O'Toole

   (INSTRUCTION: To withhold authority
   to vote FOR any individual nominee,
   strike a line through the nominee's
   name in the list above.)


2. Ratification of appointment of Arthur Andersen LLP as the Company's inde-pendent auditors for 1998.

       FOR    AGAINST    ABSTAIN
       [_]      [_]        [_]

     This proxy, when properly executed, will be voted in the manner specified by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named above, FOR satisfaction of the appointment of Arthur Andersen LLP as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES NAMED ABOVE AND FOR PROPOSAL 2.



Signature ____________________________________

Signature, if held jointly ___________________________________

Dated: ________________, 1998

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE